(m)(10)(i)

AMENDED SCHEDULE A

with respect to the

SHAREHOLDER SERVICES PLAN

for

ING MUTUAL FUNDS

CLASS O SHARES

ING Diversified International Fund

ING Global Bond Fund

ING Global Equity Dividend Fund

ING Global Real Estate Fund

ING Greater China Fund

ING Index Plus International Equity Fund

ING International Small Cap Fund